Exhibit 99.1

SAKS INCORPORATED GIVES NOTICE OF RIGHT

TO CONVERT CONVERTIBLE NOTES

Contacts:	Julia Bentley, Investor Relations (865) 981-6243 Wes Burton, Treasurer (205) 940-4795 www.saksincorporated.com

FOR IMMEDIATE RELEASE

Birmingham, Alabama (June 17, 2005)—Saks Incorporated (NYSE: SKS) (the “Company”) today announced that it has determined that holders of its $230 million 2% Convertible Senior Notes due March 15, 2024 (the “Convertible Notes”) are entitled to convert the Convertible Notes into shares of the Company’s common stock due to the downgrading of the ratings assigned to the Convertible Notes by the relevant rating agencies. Subject to compliance with the terms and conditions of the indenture governing the Convertible Notes, holders may surrender Convertible Notes for conversion during any period in which the rating assigned by Moody’s Investors Service, Inc. to the Convertible Notes is at or below B3, the rating assigned by Standard & Poor’s Rating Services to the Convertible Notes is at or below B or the rating assigned by Fitch, Inc. to the Convertible Notes is at or below B- or if the Convertible Notes are no longer rated by at least one of such rating agencies.

Holders of the Convertible Notes desiring to exercise their conversion rights with respect to the Convertible Notes should contact The Bank of New York Trust Company, N.A., the conversion agent for the Convertible Notes, at the following address: The Bank of New York Trust Company, N.A., attention Charles Northen, 505 North 20th Street, Suite 950, Birmingham, AL 35203, telephone 205-214-0208, Fax: 205-328-7169.

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 57 Saks Fifth Avenue stores, 52 Saks Off 5th stores, and saks.com. The Company also operates its Saks

Department Store Group (SDSG) with 232 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 47 Club Libby Lu specialty stores. On April 29, 2005, the Company announced that it had entered into an agreement to sell 22 Proffitt’s stores and 25 McRae’s stores to Belk, Inc. The Company expects to complete the sale on July 5, 2005, subject to various closing conditions.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the ultimate outcome and timing of the Audit Committee’s internal investigation into the matters described in the Company’s press release of June 3, 2005; the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the earlier Audit Committee investigation into the matters described in the Company’s press release dated May 9, 2005; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s earlier investigation; the availability of funds, either through cash on hand or the Company’s revolving credit facility, to repay any amounts due should any notes become accelerated; decisions by merchandise and other vendors to restrict or eliminate customary trade and other credit terms for the Company’s future merchandise orders and other services, which could require the Company to pay cash or secure letters of credit for such orders and which could have a material adverse effect on the Company’s liquidity position and financial condition; and the delay in the filing with the SEC of the Company’s 2004 10-K and the first fiscal quarter 2005 10-Q and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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